CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated June 27, 2025, relating to the financial statements and financial highlights of Emerald Growth Fund, Emerald Finance & Banking Innovation Fund, and Emerald Insights Fund, each a series of Financial Investors Trust, which are included in Form N-CSR for the year ended April 30, 2025, and to the references to our firm under the heading “Financial Highlights” in the Prospectuses.

We also hereby consent to the references to our firm in this Registration Statement on Form N-1A of Emerald Growth Fund, Emerald Banking & Finance Evolution Fund, and F/m Emerald Special Situations ETF, each a series of The RBB Fund, Inc. under the headings “Disclosure of Portfolio Holdings”, “Miscellaneous” and “Financial Statements” in the Statements of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Cleveland, Ohio

July 18, 2025